CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated June 2, 2026 with respect to the audited balance sheet of Tokenova Worldwide, Inc. as of May 31, 2026, and the related statements of operations, changes in member's deficit, and cash flow for the period from March 31, 2026 (inception) to May 31, 2026 and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

Coral Springs, Florida

June 30, 2026